Exhibit 4.67

Summary of Eighth Amendment to Agreement to Supply Sugarcane, entered into by BrasilAgro and Brenco, on June 22, 2020, in connection with Fazenda Alto Taquari

Parties: Brasilagro – Companhia Brasileira de Propriedades Agrícolas; and Brenco – Companhia Brasileira de Energia Renovável, Em Recuperação Judicial.

Purpose: The (i) formalization of commercial and operational conditions; (ii) adjustment in the participation of the parties in the agricultural operation; and (iii) discharge regarding 2019/2020 harvest contractual obligations, as well as past indemnity settlement.